Exhibit 99

CDW Achieves Record Fourth Quarter and Full Year Results

    VERNON HILLS, Ill.--(BUSINESS WIRE)--Jan. 24, 2006--Fourth quarter 2005 highlights:

    -- Average daily sales: $25.507 million, an increase of 8.3% year-over-year

    --  Sales: $1.607 billion, an increase of 6.6% year-over-year

    --  Net income: $70.5 million, an increase of 12.5% year-over-year

    -- Diluted earnings per share: $0.86, an increase of 17.8% year-over-year

    Full year 2005 highlights:

    -- Average daily sales: $24.674 million, an increase of 10.1% year-over-year

    --  Sales: $6.3 billion, an increase of 9.7% year-over-year

    --  Net income: $272 million, an increase of 12.7% year-over-year

    -- Diluted earnings per share: $3.26, an increase of 16.8% year-over year

    CDW Corporation (NASDAQ:CDWC) achieved its highest fourth quarter sales, net income and earnings per share and full year sales, net income and earnings per share in the company's history in 2005.
    Average daily sales in the fourth quarter of 2005 were $25.507 million compared to $23.549 million in the fourth quarter of 2004, representing an 8.3 percent increase. Total sales in the fourth quarter of 2005 sales were $1.607 billion, an increase of 6.6 percent versus the prior year quarter. The fourth quarter of 2005 had 63 billing days and the fourth quarter of 2004 had 64 billing days.
    Net income for the fourth quarter of 2005 was $70.5 million, an increase of 12.5 percent versus the fourth quarter of 2004. Diluted earnings per share were $0.86 in the fourth quarter of 2005, an increase of 17.8 percent compared to earnings per share of $0.73 in the fourth quarter of 2004.
    CDW also achieved record sales, net income, and earnings per share for full year 2005. Average daily sales for 2005 were $24.674 million compared to $22.413 million for 2004, representing a 10.1 percent increase. Total sales for 2005 were $6.3 billion, an increase of 9.7 percent versus the prior year. Full year 2005 had 255 billing days and full year 2004 had 256 billing days.
    Net income for 2005 was $272 million, an increase of 12.7 percent versus 2004. Diluted earnings per share were $3.26 in 2005, an increase of 16.8 percent compared to earnings per share of $2.79 in 2004.
    "We achieved record fourth quarter results by continuing to take market share, manage our business efficiently, and deliver profitable growth. Thanks to the continued dedication of our coworkers, 2005 was another year of record sales, net income, and earnings per share," said John A. Edwardson, chairman and chief executive officer. "In 2006, we expect to set new standards of service for our customers by leveraging our investments in the business and continuing to innovate. Our strategic objectives are solidly in place to build for the future, outpace market growth, and continue our record of performance."

    Fourth Quarter Highlights:

    -- Corporate sector average daily sales for the fourth quarter of 2005 were $17.925 million compared to $16.759 million, representing a 7.0 percent increase over last year. Total corporate sector sales in the fourth quarter of 2005 were $1.129 billion compared to $1.073 billion in the fourth quarter of 2004.

    -- Public sector average daily sales for the fourth quarter of 2005 were $7.583 million compared to $6.790 million, representing an 11.7 percent increase over last year. Total public sector sales in the fourth quarter of 2005 were $478 million compared to $435 million in the fourth quarter of 2004.

    -- Product categories that achieved the strongest year-over-year unit volume growth for the quarter on an average daily basis included software, data storage, printers, video, memory, and input devices.

    -- Direct web sales were $455 million in the fourth quarter of 2005, representing a 16.9 percent increase compared to the same period a year ago, and comprised 28.3 percent of total sales.

    -- December 2005 average daily sales were $26.703 million, compared to $24.840 million in December 2004, representing a
        7.5 percent increase. Total December 2005 sales were $561 million compared to $546 million in the prior period. December 2005 had 21 billing days and December 2004 had 22 billing days. Average daily sales increased for both the corporate and public sector segments in December 2005.

    Gross profit margin was 15.5 percent this quarter compared to 14.8 percent in the same period of 2004. The increase was primarily due to stronger product margins, increased net service contract revenue, and a larger amount of cooperative advertising funds classified as a reduction of cost of sales. Marketing activities and related cooperative advertising increased in 2005 and virtually all cooperative advertising funds were reclassified as a reduction of cost of sales. The positive impact from these items was partially offset by a lower level of vendor incentives due to changes by vendors in their programs.
    Selling and administrative expenses as a percentage of sales were
7.0 percent in the fourth quarter of 2005 compared to 6.5 percent in the fourth quarter of 2004. The increase in selling and administrative expenses in the fourth quarter of 2005 is primarily the result of increased payroll costs as the result of continued investment in expanding CDW's sales force and increased payroll costs for a larger number of coworkers to support a larger and growing business. The increase also included approximately $1.3 million of start-up costs related to the opening of the company's new distribution center in North Las Vegas, Nevada, in December 2005. In addition, items associated with the previously announced modification to the company's stock option program were reflected in selling and administrative expenses, including $1.3 million of expense for an additional profit-sharing contribution for 2005 to the 401(k) plan of $1,000 per coworker and a $3.7 million charge in connection with the acceleration of vesting of options for coworkers through the manager level on December 31, 2005. The expense for these items was partially offset by a reduction of $5.3 million for an accrual of a company-wide incentive bonus program based on a partial achievement of specific financial objectives for 2005. Operating margin was 6.7 percent in both the fourth quarter of 2005 and 2004.
    The effective tax rate for the fourth quarter of 2005 was 36.3 percent compared to 39.5 percent for the fourth quarter of 2004. The tax rate of 36.3 percent for the fourth quarter of 2005 reflects an adjustment to the overall effective tax rate to arrive at a combined rate of 37.2 percent for full year 2005.

    -- As previously announced, the company began collecting sales taxes from all taxable commercial customers effective April 1, 2005. As a result, CDW files state income tax returns in all states. Due to differences in state income tax laws, including differences in how income is apportioned among states, the company's effective state income tax rate was lower in 2005 compared to 2004.

    -- The overall effective tax rate was 37.2 percent in 2005 compared to 39.6 percent in 2004.

    -- The company currently expects the combined tax rate for 2006 to be 37.5 percent. CDW is required to review its effective tax rate estimate on a quarterly basis under accounting rules.

    During the fourth quarter of 2005, CDW repurchased 704,000 shares of common stock at an average price of $55.18 per share for an aggregate purchase price of approximately $39 million. Under the current share repurchase program approved in April 2005 for the repurchase of 4.5 million shares, 2.2 million shares remain available for purchase.

    Full Year Highlights:

    -- Full year 2005 average daily sales for the corporate sector were $17.297 million compared to $16.036 million, representing a 7.9 percent increase over last year. Total corporate sector sales in 2005 were $4.411 billion compared to $4.105 billion in 2004.

    -- Full year 2005 average daily sales for the public sector were $7.377 million compared to $6.378 million, representing a 15.7 percent increase over last year. Total public sector sales in 2005 were $1.881 billion compared to $1.633 billion in 2004.

    -- Direct web sales were $1.769 billion in the full year 2005, representing a 15.9 percent increase compared to the same period a year ago, and comprised 28 percent of total sales.

    Gross profit margin was 15.4 percent in 2005 compared to 15.2 percent in 2004, primarily due to a larger amount of cooperative advertising funds classified as a reduction of cost of sales.
    Selling and administrative expenses as a percentage of sales were
6.9 percent in 2005 compared to 6.7 percent in 2004. The increase in selling and administrative expenses in 2005 is primarily the result of continued investment in expanding CDW's sales force and increased payroll costs for a larger number of coworkers to support a larger and growing business. The increase also included approximately $2.7 million of start-up costs related to the opening of the company's new distribution center in North Las Vegas, Nevada, in December 2005. In addition, items associated with the previously announced modification to the company's stock option program were also reflected in selling and administrative expenses, including $4.0 million of expense for an additional profit-sharing contribution for 2005 to the 401(k) plan of $1,000 per coworker and a $3.7 million charge in connection with the acceleration of vesting of options for coworkers through the manager level on December 31, 2005. The expense for these items was partially offset by a reduction of $5.3 million for an accrual of a company-wide incentive bonus program based on a partial achievement of specific financial objectives.
    Total share repurchases for 2005 were approximately 4.6 million at an average price of $56.52 per share for an aggregate purchase price of approximately $258 million. Including an annual cash dividend of approximately $35 million, total dollars returned to shareholders in 2005 were approximately $293 million.
    The company plans to release January sales on Thursday, February 9, 2006. January 2005 had 21 billing days and January 2006 will have 21 billing days.

    Forward Looking Statement

    Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission.

    About CDW

    CDW(R), ranked No. 347 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as Adobe, APC, Apple, Cisco, HP, IBM, Lenovo, Microsoft, Sony, Symantec, Toshiba and ViewSonic.
    CDW was founded in 1984 and employs approximately 4,300 coworkers. In 2005, the company generated sales of $6.3 billion. CDW's direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company's award-winning CDW.com web site, customized CDW@work(TM) extranets, CDWG.com web site and macwarehouse.com web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with approximately 120 factory-trained and A+ certified technicians on staff.
    A live web cast of CDW's management discussion of the fourth quarter of 2005 results will be available at www.cdw.com/investor. The web cast will begin today, January 24, 2006 at 8:30 a.m. ET / 7:30 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.
    Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

    For more information about CDW:

    Visit CDW on the Internet at http://www.cdw.com. Contact CDW
Investor Relations via the Internet at investorrelations@cdw.com or by telephone at 847-419-6328.


                   CDW CORPORATION AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                         Three Months Ended         Years Ended
                             December 31,           December 31,
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------

Net sales              $1,606,964  $1,507,127  $6,291,845  $5,737,774
Cost of sales           1,358,184   1,283,952   5,324,215   4,867,650
                       ----------- ----------- ----------- -----------

Gross profit              248,780     223,175     967,630     870,124

Selling and
 administrative
 expenses                 113,249      98,514     433,482     386,563
Net advertising expense    28,545      23,293     114,514      90,802
                       ----------- ----------- ----------- -----------

Income from operations    106,986     101,368     419,634     392,759

Interest income             4,325       2,722      15,155       8,968
Other expense, net           (698)       (408)     (1,831)     (1,867)
                       ----------- ----------- ----------- -----------

Income before income
 taxes                    110,613     103,682     432,958     399,860

Income tax provision       40,103      40,983     160,866     158,415
                       ----------- ----------- ----------- -----------

Net income             $   70,510  $   62,699  $  272,092  $  241,445
                       =========== =========== =========== ===========

Earnings per share:
     Basic             $     0.88  $     0.75  $     3.35  $     2.90
                       =========== =========== =========== ===========
     Diluted           $     0.86  $     0.73  $     3.26  $     2.79
                       =========== =========== =========== ===========

Weighted-average number
 of common shares
 outstanding:
     Basic                 80,064      83,168      81,128      83,391
                       =========== =========== =========== ===========
     Diluted               82,316      86,184      83,566      86,552
                       =========== =========== =========== ===========

Dividends per share    $     0.00  $     0.00  $     0.43  $     0.36
                       =========== =========== =========== ===========



                   CDW CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                           December 31,   December 31,
                                               2005           2004
                                           ------------   ------------
Assets

Current assets:
     Cash, cash equivalents and marketable
      securities                           $   571,750    $   478,197
     Accounts receivable, net of allowance
      for doubtful accounts of $9,564 and
      $9,890 respectively                      637,245        580,035
     Merchandise inventory                     243,564        213,222
     Miscellaneous receivables                  27,848         24,364
     Deferred income taxes                      12,562         13,718
     Prepaid expenses                            8,274          6,901
                                           ------------   ------------

          Total current assets               1,501,243      1,316,437

Marketable securities                           39,176        125,426
Property and equipment, net                     97,277         68,595
Other assets                                    11,360         10,477
                                           ------------   ------------

               Total assets                $ 1,649,056    $ 1,520,935
                                           ============   ============


Liabilities and Shareholders' Equity

Current liabilities:
     Accounts payable                      $   245,201    $   167,877
     Accrued expenses and other current
      liabilities                              122,560        102,987
                                           ------------   ------------

          Total current liabilities            367,761        270,864

Long-term liabilities                           16,730          8,654

Shareholders' equity:
          Total shareholders' equity         1,264,565      1,241,417
                                           ------------   ------------

               Total liabilities and
                shareholders' equity       $ 1,649,056    $ 1,520,935
                                           ============   ============

Note: Certain prior period amounts have been reclassified to conform with the current period's presentation.



                   CDW CORPORATION AND SUBSIDIARIES
                     SEGMENT REPORTING INFORMATION
                            (in thousands)

                          Three Months Ended December 31, 2005
                   ---------------------------------------------------
                    Corporate      Public    Headquarters/
                      Sector       Sector       Other     Consolidated
                   ------------ ------------ ------------ ------------

Net sales          $ 1,129,266  $   477,698  $         -  $ 1,606,964
                   ============ ============ ============ ============

Income (loss) from
 operations        $    88,669  $    26,304  $    (7,987) $   106,986
                   ============ ============ ============

Net interest income
 and other expense                                              3,627
                                                          ------------

Income before
 income taxes                                             $   110,613
                                                          ============

Total assets       $   442,691  $   285,709  $   920,656  $ 1,649,056
                   ============ ============ ============ ============


                          Three Months Ended December 31, 2004
                   ---------------------------------------------------
                    Corporate      Public    Headquarters/
                      Sector       Sector       Other     Consolidated
                   ------------ ------------ ------------ ------------

Net sales          $ 1,072,575  $   434,552  $         -  $ 1,507,127
                   ============ ============ ============ ============

Income (loss) from
 operations        $    84,437  $    23,600  $    (6,669) $   101,368
                   ============ ============ ============

Net interest income
 and other expense                                              2,314
                                                          ------------

Income before
 income taxes                                             $   103,682
                                                          ============

Total assets       $   411,381  $   237,686  $   871,868  $ 1,520,935
                   ============ ============ ============ ============

Note: Segment information for the three months ended December 31, 2004 has been restated to conform with the revised segment reporting structure.



                   CDW CORPORATION AND SUBSIDIARIES
                     SEGMENT REPORTING INFORMATION
                            (in thousands)

                              Year Ended December 31, 2005
                   ---------------------------------------------------
                    Corporate      Public    Headquarters/
                      Sector       Sector       Other     Consolidated
                   ------------ ------------ ------------ ------------

Net sales          $ 4,410,708  $ 1,881,137  $         -  $ 6,291,845
                   ============ ============ ============ ============

Income (loss) from
 operations        $   341,810  $   110,425  $   (32,601) $   419,634
                   ============ ============ ============

Net interest income
 and other expense                                             13,324
                                                          ------------

Income before
 income taxes                                             $   432,958
                                                          ============

Total assets       $   442,691  $   285,709  $   920,656  $ 1,649,056
                   ============ ============ ============ ============


                              Year Ended December 31, 2004
                   ---------------------------------------------------
                    Corporate      Public    Headquarters/
                      Sector       Sector       Other     Consolidated
                   ------------ ------------ ------------ ------------

Net sales          $ 4,105,090  $ 1,632,684  $         -  $ 5,737,774
                   ============ ============ ============ ============

Income (loss) from
 operations        $   327,520  $    93,411  $   (28,172) $   392,759
                   ============ ============ ============

Net interest income
 and other expense                                              7,101
                                                          ------------

Income before
 income taxes                                             $   399,860
                                                          ============

Total assets       $   411,381  $   237,686  $   871,868  $ 1,520,935
                   ============ ============ ============ ============

Note: Segment information for the year ended December 31, 2004 has been restated to conform with the revised segment reporting structure.



                   CDW CORPORATION AND SUBSIDIARIES

                            OPERATING DATA

                          Three Months Ended        Years Ended
                             December 31,           December 31,
                        ----------------------------------------------
                           2005       2004       2005        2004
                        ----------------------------------------------
% of sales to commercial
 customers (1)               99.0%      98.4%       98.9%       98.1%
Direct web sales (000's)  $454,643   $388,753  $1,769,032  $1,525,712
Sales force, end of
 period                      2,153      2,012       2,153       2,012
Annualized inventory
 turnover                       25         24          24          24
Accounts receivable -
 days sales outstanding         36         35          37          37
----------------------------------------------------------------------

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.



                           SELLING DAYS (1)

            Month                   2006                2005
     ------------------------------------------------------------

     January                         21                  21
     February                        20                  20
     March                           23                  23
     ------------------------------------------------------------
       Quarter 1 Total               64                  64
     ------------------------------------------------------------

     April                           20                  21
     May                             22                  21
     June                            22                  22
     ------------------------------------------------------------
       Quarter 2 Total               64                  64
     ------------------------------------------------------------

     July                            20                  20
     August                          23                  23
     September                       20                  21
     ------------------------------------------------------------
       Quarter 3 Total               63                  64
     ------------------------------------------------------------

     October                         22                  21
     November                        21                  21
     December                        20                  21
     ------------------------------------------------------------
       Quarter 4 Total               63                  63
     ------------------------------------------------------------

              Fiscal Year           254                 255
     ------------------------------------------------------------

(1) The number of selling days by month and quarter for both 2006 and 2005 are being provided for reference.

    CONTACT: CDW Corporation
             Investor Inquiries
             Cindy Klimstra (Investor Relations), 847-968-0268 or
             Media Inquiries
             Gary Ross (Corporate Communications), 847-371-5048